===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             METRO NETWORKS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             METRO NETWORKS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 MAY 28, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of METRO NETWORKS, INC., a Delaware corporation (the "Company"), will be held at Transco Tower, 2nd Floor Auditorium, 2800 Post Oak Boulevard, Houston, Texas 77056, on Thursday, May 28, 1998, at 10:00 a.m., Central Time, for the following purposes:

  1. To elect two Class 2 Directors;

  2. To ratify and approve the 1997 Stock Option Plan;

  3. To ratify and approve the issuance of certain stock options to the non-employee Directors of the Company;

  4. To ratify and approve the Company's independent public accountants for fiscal 1998; and

  5. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

  The Board of Directors has fixed the close of business on Tuesday, April 14, 1998 as the record date for the determination of the holders of capital stock entitled to notice of and to vote at the Annual Meeting.

  A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 2800 Post Oak Boulevard, Suite 4000, Houston, Texas, 77056, and will also be available for examination at the Annual Meeting until its adjournment.

  Attendance at the Annual Meeting will be limited to holders of record of the Company's capital stock or their proxies, beneficial owners having evidence of ownership, and guests of the Company. If you hold stock through a bank or broker, a copy of an account statement from your bank or broker as of the record date will suffice as evidence of ownership.

  YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                          By Order of the Board of Directors

                                          [SIGNATURE APPEARS HERE]
                                          David I. Saperstein
                                          Chairman of the Board and Chief
                                           Executive Officer

Houston, Texas
April 27, 1998


                                   IMPORTANT

   YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO THE COMPANY'S TRANSFER AGENT AT AMERICAN STOCK TRANSFER & TRUST COMPANY, ATTENTION: PROXY TABULATION DEPARTMENT, TO BE RECEIVED NO LATER THAN MAY 27, 1998. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                                PROXY STATEMENT

                             METRO NETWORKS, INC.
                            2800 POST OAK BOULEVARD
                                  SUITE 4000
                             HOUSTON, TEXAS 77056

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 MAY 28, 1998

                               ----------------

                    SOLICITATION AND REVOCATION OF PROXIES

  The enclosed proxy is solicited by and on behalf of the Board of Directors of METRO NETWORKS, INC., a Delaware corporation (the "Company"), for use at the Company's 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 28, 1998 at 10:00 a.m., Central Time, at Transco Tower, 2nd Floor Auditorium, 2800 Post Oak Boulevard, Houston, Texas 77056, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

  Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its office at 681 Fifth Avenue, 10th Floor, New York, New York, 10022, Attention: Gary L. Worobow, Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the Annual Meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the stockholder or, if no instructions are indicated, will be voted FOR the slate of Directors nominated herein, FOR the ratification and approval of the 1997 Stock Option Plan, FOR the ratification and approval of the issuance of certain stock options to the non-employee Directors, FOR the ratification and approval of KPMG Peat Marwick LLP as the Company's independent public accountants and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holder. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on a proposal.

  In addition to solicitation by mail, officers, Directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company is being mailed on or about April 27, 1998 to each stockholder of record as of the close of business on April 14, 1998.

                         VOTING AT THE ANNUAL MEETING

  As of April 14, 1998, the Company had outstanding 16,588,024 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 2,549,750 shares of Series A Preferred Stock, par value $.001 per share (the "Preferred Stock"). Holders of record of shares of Common Stock and Preferred Stock at the close of business on April 14, 1998 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record.

                 NOMINATION AND ELECTION OF CLASS 2 DIRECTORS
                                 (PROPOSAL 1)

  The persons named in the enclosed proxy will vote to elect the two nominees named below under "Nominees for Class 2 Director" unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of Directors to be elected, shall be the persons elected as the Class 2 Directors. Shares represented by proxies which are marked "withhold authority" will have the same effect as a vote against the nominees. The Class 2 Directors are to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are duly qualified and elected.

  The names and certain information concerning the persons nominated to be elected as Class 2 Directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR CLASS 2 DIRECTOR". It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as Directors if elected, and the Board of Directors has no reason to believe that the nominees will be unable to serve as Directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's Directors and executive officers, including nominees, is relevant to your consideration of the slate proposed by your Board of Directors:

DIRECTORS AND EXECUTIVE OFFICERS

  The current Directors and executive officers of the Company are as follows:

NAME                       AGE             POSITION WITH THE COMPANY
----                       ---             -------------------------
David I. Saperstein(1)....  57 Chairman of the Board of Directors and Chief
                                Executive Officer
Charles I. Bortnick(1)....  44 President and Director
Shane E. Coppola(1).......  32 Executive Vice President and Director
Timothy D. McMillin.......  55 Senior Vice President, Chief Financial Officer
Gary L. Worobow...........  33 Senior Vice President, General Counsel, Secretary
                                and Director
Ivan N. Shulman...........  35 Senior Vice President, Marketing
D. Patrick LaPlatney......  38 Senior Vice President, Television
John R. Tomlinson.........  48 Senior Vice President, News
James A. Arcara(2)(3).....  63 Director
Dennis F. Holt(3).........  61 Director
Robert M. Miggins(2)(3)...  70 Director
Kenin M. Spivak...........  40 Director

--------
(1) Member of Executive Committee
(2) Member of Compensation Committee
(3) Member of Audit Committee

  The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The terms of Class 1 Directors David I. Saperstein, Kenin M. Spivak and Gary L. Worobow expire in 2000, the terms of Class 2 Directors Charles I. Bortnick and Robert M. Miggins expire in 1998 and the terms of Class 3 Directors Shane E. Coppola, James A. Arcara and Dennis F. Holt expire in 1999. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

  During the fiscal year ended December 31, 1997, the Board of Directors held two meetings.

  The standing committees of the Board of Directors are the Executive Committee, the Compensation Committee and the Audit Committee. The Board of Directors has no nominating committee or committee performing a similar function.

  The Executive Committee, which held one meeting in fiscal 1997, has authority to act for the Board on most matters during intervals between Board meetings.

  The Compensation Committee, which held one meeting in fiscal 1997, is responsible for determining the compensation of executive officers and the Company's non-executive officer employee compensation structure. The Compensation Committee currently consists of James A. Arcara and Robert M. Miggins.

  The Audit Committee, which did not meet in 1997 but met in February 1998 to review matters relating to the 1997 audit, is responsible for (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Audit Committee currently consists of James A. Arcara, Dennis F. Holt and Robert M. Miggins.

NOMINEES FOR CLASS 2 DIRECTOR

  The following persons' names will be placed in nomination for election to the Board of Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.

  CHARLES I. BORTNICK has been President and a Director of the Company since June 1996. From April 1994 to May 1996, Mr. Bortnick served as Executive Vice President/General Manager of the Company. Mr. Bortnick joined the Company in March 1993 as Vice President/General Manager--Midwest Region based in Chicago. Prior to joining the Company, Mr. Bortnick had 17 years of experience in the radio broadcasting industry. From November 1987 through March 1993, Mr. Bortnick served as Vice President/General Manager for Malrite Communications at its WMMS-FM/WHK-AM radio station in Cleveland, Ohio and its KKHT-FM radio station in Houston, Texas. From September 1984 to October 1987, Mr. Bortnick served as Vice President/General Manager with TK Communications at its WSHE-FM/WSRF-AM radio stations in Miami/Ft. Lauderdale. Mr. Bortnick is a board member of the Radio Advertising Bureau and the March of Dimes AIR Awards.

  ROBERT M. MIGGINS became a Director of the Company in October 1996. Mr. Miggins served as Vice President/Western Region Manager for TeleRep, Inc. a leading national television station representation company, from 1988 until his retirement in December 1995. TeleRep is the National Sales division of Cox Broadcasting Co. Prior to 1988, Mr. Miggins served as a principal and Vice President and Regional Area Manager for Petry Television. Mr. Miggins also served as Vice President of TeleRep from its formation in 1969 to 1980. Mr. Miggins formed the Los Angeles Television Representative Association and was President of the Association for nearly 5 years.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

  DAVID I. SAPERSTEIN founded Metro Networks, Inc. in 1978. Since 1978, Mr. Saperstein has been the Chief Executive Officer and a Director of the Company. Mr. Saperstein served as President of the Company from 1978 through June 1996. Mr. Saperstein serves on the Boards of Directors for the Business Arts Fund and the Toxoplasmosis Research Institute of the Michael Reese Hospital in Chicago; the Board of Trustees for the Houston chapter of the United Way; the Board of Governors for the Music Center of Los Angeles County and the Cedars-Sinai Medical Center in Los Angeles and is a member of the Dean's Advisory Council for Touro College of Law in New York.

  SHANE E. COPPOLA has served as Executive Vice President and a Director of the Company since June 1996. From April 1992 through May 1996, Mr. Coppola was Vice President--Corporate Development of the Company. From August 1989 through March 1992, Mr. Coppola was a member of the Communications Finance Group at The Toronto-Dominion Bank. Mr. Coppola earned a Masters of Business Administration from the University of Rochester's William E. Simon School of Business Administration in 1989 and a Bachelor of Arts from the University of Rochester in 1988. Mr. Coppola is the son-in-law of Mr. Saperstein.

  TIMOTHY D. MCMILLIN has served as Senior Vice President/Chief Financial Officer since August 1997. Prior to joining the Company, from September 1995 through July 1997, he was Senior Vice President/Chief Financial Officer of Four M Corporation. From September 1990 to August 1995, Mr. McMillin was an independent strategic and financial consultant, serving as Chairman of Executive Advisors, Inc. from November 1994 to September 1995. Prior to joining the Company, Mr. McMillin had over 25 years experience in the financial services industry serving in a variety of capacities including Executive Vice President of a major regional bank.

  GARY L. WOROBOW has served as General Counsel and Secretary of the Company since May 1995, and as a Senior Vice President and a Director of the Company since June 1996. From August 1991 until joining the Company, Mr. Worobow was an attorney with the New York law firm of Stursberg & Veith. Mr. Worobow earned a Juris Doctorate from Fordham Law School in 1991, a Masters of Business Administration from the William E. Simon School of Business Administration in 1989 and a Bachelor of Arts from the University of Rochester in 1987.

  IVAN N. SHULMAN has served as Senior Vice President of Marketing of the Company since January 1997. From July 1995 through December 1996, Mr. Shulman was Vice President of Marketing of the Company. From July 1994 through June 1995, he was Vice President, Merchandising of the Company; and from January 1991 through June 1994, Mr. Shulman was National Merchandising Manager of the Company. Mr. Shulman joined the Company in October 1987. Prior to joining the Company, Mr. Shulman worked in the consumer products industry with Carnation Company.

  D. PATRICK LAPLATNEY has been Senior Vice President of Television since March 1997. Mr. LaPlatney previously served as Senior Vice President, Programming and Distribution, Vice President of Affiliate Relations and Manager, Southeast Region Advertising Sales for RAYCOM, Inc., from January 1989 through February 1997. Prior to working for RAYCOM, Inc., Mr. LaPlatney had seven years of experience in television sales management with Blair Television.

  JOHN R. TOMLINSON has served as Senior Vice President of News since August 1997. From April 1996 through July 1997, Mr. Tomlinson served as Vice President/General Manager of News. From April 1994 to May 1996, he was Vice President/General Manager, Midwest Region. Mr. Tomlinson joined the Company in February 1992 as Regional Director of Operations, Midwest Region and Great Lakes Region. Prior to joining the Company, from January 1990 to February 1992, Mr. Tomlinson was Chief Operating Officer of Wisconsin and Illinois Radio Networks. Prior to his service with Wisconsin and Illinois Radio Networks, Mr. Tomlinson had 14 years of experience in the network radio news industry.

  JAMES A. ARCARA became a Director of the Company in October 1996. Mr. Arcara is Chairman of Radio Enterprises Incorporated, a company that he founded in 1996 to acquire and operate radio stations. Mr. Arcara served as President of Capital Cities/ABC Radio, a division of Capital Cities/ABC, Inc., from 1986 until April 1996. From 1980 until 1986, prior to the merger of Capital Cities Communications, Inc. with ABC, Inc., Mr. Arcara served as Executive Vice President for Capital Cities Radio. Mr. Arcara is a past President of the Radio Advertising Bureau and a past Director of the National Association of Broadcasters. From 1970 until 1980, Mr. Arcara served as Vice President/General Manager for WPAT-AM/FM radio in Clifton, New Jersey. From 1967 until 1970, Mr. Arcara served as Vice President/General Manager for WPRO-AM radio in Providence, Rhode Island. From 1961 until 1967, Mr. Arcara served as General Sales Manager for WKBW-AM radio in Buffalo, New York.

  DENNIS F. HOLT became a Director of the Company in October 1996. Mr. Holt has been the President and Chief Executive Officer of Western International Media Corporation since founding the company in 1969. Western International Media is the largest media-buying organization in the United States. Mr. Holt serves as a member of Skull and Dagger, Blue Key, the Silver Shield Foundation, the Board of Counselors for the University of Southern California School of Public Administration, the Board of Directors of Aames Home Loan, St. John's Hospital, the SKIRBALL Cultural Center and the United States Information Agency. Mr. Holt has received the Los Angeles AD Club's Silver Medal, and the Hollywood Radio and Television Society's Advertising Executive of the Year Award. Mr. Holt was named Man of the Year in Advertising in 1993 and was awarded the Advertising Industry Emergency Fund's Golden Life Savers Award in 1994.

  KENIN M. SPIVAK became a Director of the Company in March 1997. Mr. Spivak has served as Vice Chairman of John Paul Mitchell Systems, a leading hair care products company, since August 1996 and Director since November 1993. He has been Chairman of Aquarius Enterprises Inc., a supermarket advertising company, since July 1997. In January 1995 Mr. Spivak co-founded Archon Communications Inc. and served as the company's President and Co-Chief Executive Officer until its sale in June 1997, as well as Chairman of Knowledge Exchange LLC, and a Director and Co-Chairman of the executive committee of the Board of its affiliate, Premiere Radio Network Inc., from August 1995 until June 1997. From 1991 until 1994, Mr. Spivak was President of the Island World Group and from 1988 to 1990, he served as Executive Vice President of MGM/UA Communications Co. From 1985 through 1988 Mr. Spivak was an investment banker with Merrill Lynch & Co. and from 1984 to 1985 he was Vice President of LCA/Highgate Pictures, Inc. From 1980 until 1984 Mr. Spivak was an entertainment attorney in New York and Los Angeles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 14, 1998, by all persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each Director, the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 at December 31, 1997, and all Directors and executive officers of the Company as a group.

                                                             SHARES
                                                          BENEFICIALLY
                                                              OWNED
                                                        --------------------
                                                        NUMBER(1)    PERCENT
                                                        ---------    -------
David I. Saperstein.................................... 7,939,602(2)  47.8%
 Metro Networks, Inc.
 2800 Post Oak Boulevard
 Suite 4000
 Houston, Texas 77056
Baron Capital Group, Inc./BAMCO, Inc./Baron Capital
 Management,
 Inc./Baron Asset Fund/Ronald Baron.................... 1,887,500(3)  11.4%(3)
 767 Fifth Avenue
 24th Floor
 New York, New York 10153
Charles I. Bortnick....................................    26,000        *
Shane E. Coppola.......................................   236,050(4)   1.4%
Gary L. Worobow........................................       500(5)     *
Ivan N. Shulman........................................    12,067        *
John R. Tomlinson......................................     1,634        *
James A. Arcara........................................     8,334        *
Dennis F. Holt.........................................    53,334        *
Robert M. Miggins......................................     3,834        *
Kenin M. Spivak........................................     3,334        *
All executive officers and Directors as a group (12
 persons).............................................. 8,294,689     49.7%

--------
 * Less than 1%.
(1) Includes presently exercisable stock options and stock options which will become exercisable within 60 days of the date of this table. The following Directors and Officers hold the number of such options set forth opposite their respective names: David I. Saperstein--33,334; Charles I. Bortnick-- 25,000; Shane E. Coppola--25,000; Ivan N. Shulman--11,667; John R. Tomlinson--1,334; James A. Arcara--3,334; Dennis F. Holt--3,334; Robert M. Miggins--3,334; and Kenin M. Spivak--3,334.
(2) Does not include shares held by certain trusts created for the benefit of Mr. Saperstein's children, beneficial ownership of which Mr. Saperstein disclaims. In addition, the number of shares beneficially owned does not include 2,549,750 shares of Series A Convertible Preferred Stock owned by Mr. Saperstein and pledged to the Company in connection with the stock loan under the Stock Loan and Pledge Agreement. See "Certain Relationships and Related Transactions." Such shares have not been included because they can only be converted into Common Stock upon repayment of such stock loan; repayment may be achieved either through the acquisition of shares of Common Stock in the open market and delivery of such shares to the Company or the delivery of shares of Series A Convertible Preferred Stock. Mr. Saperstein retains the voting rights to all pledged shares of Series A Convertible Preferred Stock.
(3) Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM"), Baron Asset Fund ("BAF"), and Ronald Baron ("Baron") have filed with the Securities and Exchange Commission Amendment No. 1 to Schedule 13G (the "Schedule 13G"), dated February 13, 1998, reporting that BCG, BAMCO, BCM, BAF and Baron may be deemed to beneficially own 1,887,500, 1,590,000, 297,500, 1,230,000 and 1,887,500
    shares, respectively, of the Common Stock. BCG, BAMCO, BAF and Baron have filed the Schedule 13G as a group, pursuant to Rule 13d-1(b)(1)(ii) (F) of the Securities Exchange Act of 1934, as amended. The number and percent of shares beneficially owned set forth above are taken from the Schedule 13G and are as of the date thereof.
(4) Includes 210,050 shares beneficially owned through the Michelle Joy Coppola Trust. Mrs. Coppola, the beneficiary of the trust, is Mr. Coppola's wife. These shares have been loaned to Mr. Saperstein in connection with the Company's initial public offering.
(5) Includes 200 shares owned by Mr. Worobow's minor child for which Mr. Worobow is custodian.

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Other Compensation. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the four executive officers of the Company who received an annual salary and bonus in excess of $100,000 (the "Named Executive Officers") for the year ended December 31, 1997:

                          SUMMARY COMPENSATION TABLE

                                                                    NUMBER OF
                                         ANNUAL COMPENSATION        SECURITIES
                                     ----------------------------   UNDERLYING
                                                     OTHER ANNUAL     STOCK
  NAME AND PRINCIPAL POSITION   YEAR SALARY   BONUS  COMPENSATION    OPTIONS
  ---------------------------   ---- ------- ------- ------------   ----------
David I. Saperstein............ 1997 349,683  37,500    29,505(1)    100,000
Chairman of the Board of        1996 833,437      --   117,285(2)    100,000
 Directors                      1995 957,576      --    65,092(3)         --
 and Chief Executive Officer
Charles I. Bortnick............ 1997 273,837 211,633     4,059(4)     75,000
President                       1996 264,274 153,192     8,516(5)     75,000
                                1995 252,878  58,303    17,069(6)         --
Shane E. Coppola............... 1997 199,181  25,000    10,490(7)     75,000
Executive Vice President        1996 382,159      --    20,388(8)     75,000
                                1995 245,493      --     8,142(9)         --
Ivan N. Shulman................ 1997 199,243  20,000     3,769(10)    35,000
Senior Vice President,          1996 196,344 140,499     7,194(11)    35,000
 Marketing                      1995 333,591      --    16,565(12)        --

John R. Tomlinson.............. 1997 179,219  20,000    14,513(13)    30,000
Senior Vice President, News     1996 172,668      --    10,737(14)     4,000
                                1995 152,481      --     9,462(15)        --

--------
 (1) Includes expenses related to automobiles of $25,330, group term life insurance premiums of $1,800 and the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375.
 (2) Includes cost of group term life insurance premiums of $1,800, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375 and expenses related to automobile use of $90,879 and certain medical benefits in the amount of $22,231.
 (3) Includes expenses related to automobiles of $58,982, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,310 and group term life insurance premiums of $1,800.
 (4) Includes cost of group term life insurance premiums of $408, fringe benefits in the amount of $1,276 and the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375.
 (5) Includes expenses related to automobiles of $3,452, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375, cost of group term life insurance premiums of $408 and fringe benefits in the amount of $2,281.
 (6) Includes cost of group term life insurance premiums of $408, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,310, expenses related to automobile use of $5,209 and fringe benefits in the amount of $9,142.
 (7) Includes expenses related to automobiles of $7,750, group term life insurance premiums of $216 and fringe benefits in the amount of $2,524.
 (8) Includes expenses related to automobiles of $3,690, fringe benefits of $16,482, and group term life insurance premiums of $216.
 (9) Includes cost of group term life insurance premiums of $184, fringe benefits in the amount of $6,439 and expenses related to automobiles of $1,519.

(10) Includes cost of group term life insurance premiums of $264, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,229 and fringe benefits in the amount of $1,276.
(11) Includes cost of group term life insurance premiums of $189, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,302, expenses related to automobiles of $277 and fringe benefits in the amount of $4,426.
(12) Includes cost of group term life insurance premiums of $113 the Company's contributions on behalf of the named individual under the 401(k) Plan of $1,397, fringe benefits in the amount of $14,201 and expenses related to automobiles of $854.
(13) Includes cost of group term life insurance premiums of $696, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,117 and fringe benefits in the amount of $11,700.
(14) Includes cost of group term life insurance premiums of $696 and the Company's contributions on behalf of the named individual under the 401(k) Plan of $1,813, fringe benefits in the amount of $7,800 and expenses related to automobiles of $428.
(15) Includes cost of group term life insurance premiums of $696, the Company's contributions on behalf of the named individual under the 401(k) Plan of $1,155, fringe benefits in the amount of $6,510 and expenses related to automobiles of $1,101.

  Stock Options. The following table contains information concerning the stock options granted during 1997 to the Named Executive Officers. All grants were made under either the 1996 Incentive Stock Option Plan ("the 1996 Plan") or the Company's 1997 Stock Option Plan (the "1997 Plan").

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                            POTENTIAL
                                                                       REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                                                       PRICE APPRECIATION
                                       INDIVIDUAL GRANTS               FOR OPTION TERM(2)
                         --------------------------------------------- -------------------
                          NUMBER OF   % OF TOTAL
                         SECURITIES    OPTIONS    EXERCISE
                         UNDERLYING   GRANTED TO   OR BASE
                           OPTIONS   EMPLOYEES IN   PRICE   EXPIRATION
                         GRANTED (#) FISCAL YEAR  ($/SH)(1)    DATE      5%($)    10%($)
                         ----------- ------------ --------- ---------- --------- ---------
David I. Saperstein.....   100,000       17.3%      33.34    10-30-02    812,650 1,860,500
Charles I. Bortnick.....    75,000       13.0%      30.25    09-05-07  1,668,750 3,909,075
Shane E. Coppola........    75,000       13.0%      30.25    09-05-07  1,668,750 3,909,075
Ivan N. Shulman.........    35,000        6.1%      30.25    09-05-07    778,750 1,824,235
John R. Tomlinson.......    30,000        5.2%      30.25    09-02-07    667,500 1,563,630

--------
(1) All options other than those granted to a participant who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company (a "Ten Percent Stockholder") were granted at fair market value at the date of grant for a term of ten years. Options granted to Ten Percent Stockholders were granted at 110% of the fair market value at the date of grant for a term of five years. All options granted under the 1996 and 1997 Plans are subject to vesting and to earlier termination in certain instances relating to termination of employment.
(2) Calculation of potential realizable value is based on the closing price of the Common Stock at December 31, 1997 ($32.75) minus the exercise price per share, times the number of options held by the named executive officer, increased at the indicated rate and compounded annually through the stated expiration date.

  Options Exercised and Holdings. The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 1997 by the Named Executive Officers.

               AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                            UNDERLYING           VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                                        FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(2)
                         SHARES ACQUIRED    VALUE    ------------------------- -------------------------
          NAME           ON EXERCISE (#) REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ----------- ----------- ------------- ----------- -------------
David I. Saperstein.....         0             0       33,333       166,667      504,995     1,010,005
Charles I. Bortnick.....         0             0       25,000       125,000      418,750     1,025,000
Shane E. Coppola........         0             0       25,000       125,000      418,750     1,025,000
Ivan N. Shulman.........         0             0       11,667        58,333      195,422       478,328
John R. Tomlinson.......         0             0        1,333        32,667       22,328       119,672

--------
(1) Calculation of value realized is based on the closing price of the Common Stock at December 31, 1997 ($32.75) minus the exercise price per share times the number of shares acquired upon the exercise of stock options by the Named Executive Officer.
(2) Calculation of the value of unexercised in-the-money options at December 31, 1997 is based on the closing price of the Common Stock at December 31, 1997 ($32.75) minus the exercise price per share of the options granted, times the number of options held by the Named Executive Officer.

STOCK OPTION PLANS

  The Company's Board of Directors adopted the 1996 Incentive Stock Option
Plan (the "1996 Plan") for the Company's officers and employees. The total number of shares reserved for issuance under the 1996 Plan is 1,000,000, of which approximately 994,500 were issued as of March 20, 1998. In October 1997, the Company's Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan") for the Company's officers, employees and non-employee Directors. The total number of shares reserved for issuance under the 1997 Plan is 1,500,000 of which approximately 208,500 were issued as of March 20, 1998. The 1997 Plan is subject to stockholder approval at the 1998 Annual Meeting. The Board of Directors has discretionary authority, subject to certain restrictions, to administer both plans, including but not limited to determining the individuals to whom, the times at which, and the exercise price for which options will be granted. The exercise price of incentive options granted under the 1996 Plan or 1997 Plan may not be less than 100% of the fair market value (or not less than 110% of the fair market value as to any individual who, at the time the option is granted, owned more than 10% of the total combined voting power of all classes of stock of the Company) of the Common Stock on the date such option was granted. Options granted under either plan are not transferable by the optionholders except by will or by the laws of descent and distribution. Options granted under the 1996 Plan and 1997 Plan typically become vested and exercisable for up to 33 1/3% of the total optioned shares upon the first anniversary of the grant of the option and for an additional
33 1/3% of the total optioned shares upon each succeeding anniversary until the option is fully exercisable at the end of the third year. Generally, the unexercised portion of any option automatically terminates upon the earlier of
(i) termination of the optionee's employment with the Company, (ii) the expiration of 90 days from the date his employment with the Company terminates for any reason other than cause, death, or disability (iii) the expiration of one year after the optionee's death or (iv) the expiration of the option. Upon the sale, merger or liquidation of the Company, outstanding options may be exercised immediately prior to the consummation of such a transaction, whether or not vested as of such date of consummation.

  In addition, options to purchase an aggregate of 50,000 shares were issued to non-employee members of the Board of Directors during 1997. The issuance of 40,000 of these options to non-employee Directors is subject to stockholder approval at the 1998 Annual Meeting.

EMPLOYEE STOCK PURCHASE PLAN

  A total of 1,500,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"), of which 10,604 shares have been issued. The Purchase Plan permits an eligible employee of the Company to purchase common stock at a discount through payroll deductions not to exceed 10% of the compensation received by such employee during such pay period ("Employee Purchases"). An employee's right to purchase shares under the Purchase Plan will be granted at the beginning of each six month period based on payroll deductions made in the prior six month period. All purchases will be made automatically at the end of each six month period. Employee Purchases cannot exceed $25,000 in any plan year. The price at which the Common Stock is purchased under the Purchase Plan as set by the Board of Directors is the lesser of 95% of the fair market value of the Common Stock at the time an employee's right to purchase the stock is granted, or the fair market value of the Common Stock on the date of purchase.

DEFINED CONTRIBUTION PLAN

  Effective in April 1995, the Company established a profit sharing plan under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for all eligible employees. Under the 401(k) Plan, all eligible employees are permitted to defer compensation up to a maximum of 10% of their income. The 401(k) Plan provides for a matching contribution by the Company equal to 25% of the amount contributed by the employee, up to 6% of the employee's total compensation. These contributions amounted to $314,000 in 1997. The employee's contribution is immediately vested and 20% of the Company's matching contribution vests every year after the second year of the employee's participation in the plan. Accordingly, the matching contribution is fully vested six years after such contribution.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of the Named Executive Officers. Such employment agreements prohibit each of the Named Executive Officers from competing with the Company for a period of one year after termination of employment.

  Mr. Saperstein is a party to an employment agreement with the Company pursuant to which he serves as Chief Executive Officer of the Company. Under the terms of Mr. Saperstein's employment agreement, he is entitled to receive an annual base salary of $350,000. Such base salary will increase by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Saperstein may receive a bonus of up to $150,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Saperstein was granted stock options under the 1996 Plan to purchase up to 100,000 shares of the Company's Common Stock at an exercise price equal to 110% of the initial public offering price. Subsequent grants of options to Mr. Saperstein during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. Saperstein's employment agreement became effective as of October 16, 1996, and has a two year term subject to automatic renewal at the end of the second year for an additional period of one year, unless the Company gives written notice at least 90 days prior to the end of such second year of its election to terminate such employment agreement at the end of such second year (hereinafter, a "Non-Renewal").

  Mr. Bortnick is a party to an employment agreement with the Company pursuant to which he serves as President of the Company. Under the terms of Mr. Bortnick's employment agreement he is entitled to receive an annual base salary of $275,000. Such base salary will increase by 5% upon each anniversary of the closing of the Company's initial public offering during the term of the employment agreement. The agreement provides that Mr. Bortnick may receive a bonus of up to $100,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential increases by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Bortnick was granted stock options under the 1996 Plan to purchase up to 75,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. Bortnick's employment agreement has a two year term from October 16, 1996 with an automatic renewal provision of one year, subject to Non-Renewal. Mr. Bortnick currently receives a base salary of $275,000. Mr. Bortnick's agreement also provides that upon the termination of such agreement by the Company or Mr. Bortnick under certain circumstances, Mr. Bortnick will continue to receive the salary provided for under his employment agreement for three months following termination of employment. Additionally, upon a change of control (as defined in the employment agreement) of the Company, if Mr. Bortnick's employment does not continue for a minimum of one year, he would be entitled to receive two (2) times his then current base salary.

  Mr. Coppola is a party to an employment agreement with the Company pursuant to which he serves as Executive Vice President of the Company. Under the terms of Mr. Coppola's employment agreement he is entitled to receive an annual base salary of $200,000. Such base salary will be increased by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Coppola may receive a bonus of up to $100,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Coppola was granted stock options under the 1996 Plan to purchase up to 75,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. Coppola's employment agreement became effective as of October 16, 1996, and has a two year term with an automatic renewal provision of one year, subject to Non-Renewal.

  Mr. Shulman is a party to an employment agreement with the Company pursuant to which he serves as Senior Vice-President--Marketing of the Company. Under the terms of Mr. Shulman's employment agreement he is entitled to receive an annual base salary of $200,000. Such base salary will increase by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Shulman may receive a bonus of up to $75,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the employment agreement. Pursuant to the employment agreement, Mr. Shulman was granted stock options under the 1996 Plan to purchase up to 35,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement are at the discretion of the Board of Directors or the Compensation Committee. Mr. Shulman's employment agreement became effective as of October 16, 1996 and has a two-year term with an automatic renewal provision of one year, subject to Non-Renewal.

  Mr. Tomlinson is a party to an employment agreement with the Company pursuant to which he serves as Senior Vice President--News of the Company. Under the terms of Mr. Tomlinson's employment agreement he is entitled to receive an annual base salary of $200,000. Such base salary will increase by 5% during each year of the term of the employment agreement. The agreement provides that Mr. Tomlinson may receive a bonus of up to 25% of his base salary per annum at the discretion of the Board of Directors or the Compensation Committee. Mr. Tomlinson's employment agreement became effective as of January 1, 1998 and has a two-year term, subject to the Company's right to terminate at the end of the first year.

INDEMNIFICATION MATTERS

  The Company's Amended and Restated Certificate of Incorporation and Bylaws require the Company to indemnify each officer, Director or employee in respect of claims made by reason of his or her status with the Company, including stockholder derivative suits, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal act or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Expenses incurred in the defense of any such action may be paid by the Company in advance of final disposition upon receipt of an undertaking from the officer, Director or employee to repay the advances if there is an ultimate determination that he or she is not entitled to be indemnified.

NON-EMPLOYEE DIRECTOR COMPENSATION

  Each member of the Board of Directors who is not an officer or an owner, or the representative of an owner, of more than 5% of the outstanding Common Stock of the Company receives compensation of $1,000 per meeting for serving on the Board of Directors. The Company also reimburses Directors for any expenses incurred in attending meetings of the Board of Directors and the committees thereof. Upon their election to the Board of Directors, each non-employee Board member was granted options to purchase 10,000 shares of the Company's Common Stock. In September 1997, each non-employee Board member was granted additional options to purchase 10,000 shares of the Company's Common Stock. Such options will be exercisable at the fair market value of the common stock at the date of grant. These options will become vested and exercisable for up to 33 1/3% of the total optioned shares upon the first anniversary of the grant of the options and for an additional 33 1/3% of the total optioned shares upon each succeeding anniversary until the option is fully exercisable at the end of the third year.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") consists of James A. Arcara and Robert M. Miggins. The Committee is charged with reviewing and approving compensation of the Company's executives. The Company's executive compensation program consists of three main components: base salary, potential for an annual bonus based on performance, and the opportunity to receive stock options exercisable for the purchase of Common Stock of the Company. The Committee is charged with the responsibility of granting stock options to employees.

  The Company's compensation programs have been aligned with the Committee's beliefs that:

  1. base salaries should be at or below median practices for similar jobs in the Company's industry;

  2. annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance; and

  3. stock incentives should include ownership of stock options in order to link executives' rewards directly with stockholders' risks and opportunities.

  It is the Committee's further belief that managing a compensation program around these principles will place executives' and stockholders' interests together and enhance the financial returns to the Company's stockholders. During 1997, the Committee reviewed the total compensation provided to executives and confirmed that it is consistent with the Company's performance-based principles.

  The Company has previously entered into employment agreements with each of the Named Executive Officers covered in the Summary Compensation Table above. See "Executive Compensation--Employment Agreements." Each of such persons receives a base salary and is eligible to receive a bonus in accordance with such contracts at the discretion of the Committee. In general, bonuses are calculated using as criteria the Company's performance and the performance of the executive during the relevant year.

  The Company's executives are eligible to receive stock options in accordance with the Company's stock option plans. The objectives of such participation are to align the long-term interests of executives and stockholders by encouraging executives to develop and maintain a significant, long-term stock ownership position in the Company. The Committee has the responsibility of granting stock options to executives and other employees. In granting stock options, the Committee takes into account Company performance and individual performance. Company performance is measured by increases in earnings and, to a lesser extent, increases in revenues, and individual performance is measured by the individuals' contributions to such enhanced performance.

  The Company's Chairman of the Board and Chief Executive Officer, David I. Saperstein, received compensation in 1997 determined in accordance with the provisions of his employment agreement with the Company. See "Executive Compensation--Employment Agreements."

                                James A. Arcara
                               Robert M. Miggins

                               PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total return to stockholders since the Company's initial public offering on October 17, 1996, with that of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and a peer group index (the "Peer Group Index") consisting of those public companies traded on an exchange and listed under the same standard industry classification code as the Company (SIC No. 4899--Communications Services, Not Elsewhere Classified). The total return calculations set forth below assume $100 invested on October 17, 1996, in each of the Company, the S&P 500 Index and the Peer Group Index, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 1997. Historical results are not necessarily indicative of future performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG THE COMPANY, THE S&P 500 INDEX
                           AND THE PEER GROUP INDEX



                        [PERFORMANCE GRAPH APPEARS HERE]

                                                 PEER          S&P
      Period                      METRO          GROUP         500
(Fiscal Year Covered)            NETWORKS        INDEX        INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-10/17/1996    $100.00           $100.00      $100.00
12/31/1996                   $123.17           $102.87      $105.43
03/31/1997                   $112.20           $100.25      $108.25
06/30/1997                   $118.29           $106.98      $127.15
09/30/1997                   $146.95           $141.52      $136.68
12/31/1997                   $159.76           $136.38      $140.60

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, Directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Executive officers, Directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, Directors and 10% stockholders. The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during 1997 other than the late filing by Mr. Arcara of a Form 4 to report the open market purchase of 3,000 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Prior to October 1996, the Company entered into certain reciprocal arrangements with unrelated third parties as a result of which the Company received or will receive goods and services for the benefit of Mr. Saperstein. The reciprocal arrangements obligate the Company to provide commercial airtime, provide other goods and services, and make cash disbursements to such third parties in exchange for the goods and services received by the Company. The dollar values of such arrangements have typically been calculated based upon the Company's estimate of the fair market value of the commercial airtime inventory involved and the Company believes that its estimates have been made on a basis similar to the basis on which estimates are made by others in the broadcast industry. As of December 31, 1997, the Company was obligated to provide approximately $800,000 of commercial airtime, goods and services and cash under these reciprocal arrangements.

  In October 1996, the Company and Mr. Saperstein entered into an agreement pursuant to which Mr. Saperstein may seek reimbursement from the Company for any income tax obligation attributable to any period prior to the Company's initial public offering. Alternatively, in the event that the status of any of Metro Video News, Inc., Metro Reciprocal, Inc., or Metro Traffic Control, Inc. as a subchapter S corporation is not respected, the Company may seek reimbursement from Mr. Saperstein, but only to the extent that Mr. Saperstein receives a tax refund attributable to amounts he previously included in income in his capacity as a stockholder of such corporations. The Company does not anticipate that the subchapter S status of Metro Video News, Inc., Metro Reciprocal, Inc., or Metro Traffic Control, Inc., will be successfully challenged. In October 1996, the Company distributed to Mr. Saperstein a non-interest bearing promissory note in the amount of $3.1 million representing the estimated tax obligation attributable to the period prior to the Company's initial public offering. Such note was repaid in 1997.

  In October 1996, the Company entered into a Stock Loan and Pledge Agreement with Mr. Saperstein pursuant to which the Company loaned Mr. Saperstein 2,549,750 shares of Common Stock. The loan is for a term of ten years, although the Company has the right to require the return of the loaned Common Stock (the "Loaned Stock") from Mr. Saperstein prior to that time upon three days notice. As security for the loan, Mr. Saperstein pledged a number of shares of Series A Convertible Preferred Stock of the Company which when converted into common stock will be equal to the number of shares of Loaned Stock. Mr. Saperstein is obligated to pay to the Company an annual fee over the term of the loan of 0.1% of the average fair market value of the Loaned Stock during the five day period immediately following the date of the Stock Loan and Pledge Agreement. One-half of this fee is payable annually, and the remaining one-half of this fee is payable upon the termination of the loan if such termination occurs pursuant to an Event of Default (as defined in the Stock Loan and Pledge Agreement) or at the end of the ten year term of the Stock Loan and Pledge Agreement. The Company will forfeit this portion of the fee if it calls the loan prior to the end of the ten year term. In addition, Mr. Saperstein paid an upfront transaction fee of $2,550 to the Company and is obligated to repay to the Company any dividends that are paid by the Company on the Loaned Stock. The Series A Convertible Preferred Stock does not pay any dividends.

                         RATIFICATION AND APPROVAL OF
                          THE 1997 STOCK OPTION PLAN
                                 (PROPOSAL 2)

INTRODUCTION

  Subject to approval by the Company's stockholders, the Board of Directors adopted the 1997 Stock Option Plan in October 1997. Ratification and approval of the 1997 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote thereat.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE ADOPTION OF THE 1997 PLAN.

  The essential features of the 1997 Plan are summarized below. The summary does not purport to be a complete description of the 1997 Plan. Any stockholder of the Company may obtain a copy of the 1997 Plan upon written request to the Secretary of the Company.

GENERAL PURPOSE

  In order to advance the interests of the Company and its stockholders by attracting, motivating and retaining highly competent officers, employees and non-employee Directors, the Board of Directors adopted the 1997 Plan to provide such individuals with an opportunity to acquire or increase their proprietary interest in the Company by granting them stock options.

  The 1997 Plan provides for the grant by the Company of incentive stock options to purchase up to an aggregate of 1,500,000 shares of Common Stock of the Company to officers and employees of the Company. Options granted under the 1997 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or "nonqualified stock options" (i.e., options that do not qualify for incentive stock option treatment under Section 422 of the Code). All employee participants in the 1997 Plan are eligible to receive incentive stock options or nonqualified stock options. Non-employee Directors are eligible to receive nonqualified stock options. As of April 14, 1998, eight executive officers, four non-employee Directors and approximately 50 employees of the Company were eligible to participate in the 1997 Plan.

  Shares issuable under the 1997 Plan are issued by the Company and are not purchased in the open market by the Company. In connection with such issuances, no fees, commissions or other charges are paid. As of April 14, 1998, the closing price per share of the Company's Common Stock on the Nasdaq National Market was $38.875.

  The 1997 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified deferred compensation plan under Section 401(a) of the Code.

ADMINISTRATION

  The 1997 Plan may be administered by the Board of Directors or by a committee of at least two Directors appointed by the Board in a manner consistent with the Bylaws of the Company (the Board or such committee administering the 1997 Plan referred to herein as the "Administrator").

  Subject to the limitations on eligibility discussed below and the specific provisions of the 1997 Plan, the Administrator has discretion to determine the officers and employees to be granted options, the number of options to be granted to such persons and all other terms and conditions of each option and, generally, to interpret and construe the provisions of the 1997 Plan and all options granted thereunder. Determinations by the Administrator are final and binding upon all participants in the 1997 Plan.

ELIGIBILITY

  Officers and employees of the Company, as may be determined by the Administrator and who qualify for incentive stock options under the applicable provisions of the Code, will be eligible for selection to receive incentive options under the 1997 Plan. To the extent options received by officers and employees of the Company do not qualify as incentive stock options under the Code, such options will be deemed nonqualified stock options. In addition, non-employee Directors of the Company will receive nonqualified stock options as determined by the Administrator. A holder of more than ten percent of the total combined voting power of all classes of outstanding stock of the Company (a "10% Stockholder") will not be eligible to receive an incentive stock option under the 1997 Plan unless the exercise price per share of the Common Stock granted pursuant to such option is at least 110% of the fair market value of such Common Stock on the date of grant and such option by its terms is not exercisable after the expiration of five years from the date of grant.

  The maximum number of options which any participant may receive under the 1997 Plan during any calendar year is 100,000, and, subject to adjustment as described below, the maximum number of shares issuable under the 1997 Plan upon the exercise of options thereunder is 1,500,000. If the outstanding shares of Common Stock of the Company are subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company issues shares of Common Stock as a dividend or upon a stock split, the number and kind of shares available for purposes of the 1997 Plan and all shares subject to the unexercised portion of any options previously granted, and the exercise price of such options, will be appropriately adjusted to prevent dilution or enlargement of rights; provided, however, that any such adjustment in outstanding options will be made without changing the total exercise price applicable to the unexercised portion of any outstanding options.

TERMS AND CONDITIONS OF OPTIONS

  Option Agreement; Conditions. Each option granted under the 1997 Plan must be evidenced by a written agreement dated as of the date of grant and executed by the Company and the optionee, setting forth the number of options granted, the exercise price and such other terms and conditions consistent with the 1997 Plan as the Administrator may determine.

  To the extent that the aggregate fair market value of shares of Common Stock (determined as of the time an option is granted) with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under the 1997 Plan and all similar plans maintained by the Company (including the 1996 Plan) exceeds $100,000, options for such shares will be treated as nonqualified stock options. Options granted to an optionee may be exercised in any order, so that an optionee may exercise an option if another option granted to him at an earlier time remains outstanding. No option may be assigned or transferred by an optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, any option granted to him may be exercised only by such optionee.

  An optionee or transferee of an option has no rights as a stockholder with respect to any shares of Common Stock subject to the option prior to the purchase of the shares by exercise of the Option.

  Option Price. The exercise price per share of Common Stock granted pursuant to an option is determined by the Administrator, but in no event may the exercise price be less than the fair market value of the Common Stock on the date of grant of the option; provided, however, that in the case of an option granted to a 10% Stockholder, the exercise price per share may not be less than 110% of the fair market value of the Common Stock on the date of grant. "Fair market value" means (i) if the Common Stock is not publicly traded on the date of grant of the option, the fair market value on the date of grant as determined and set forth in writing by the Administrator (which, in making such determination, will make a good faith effort to establish the true fair market value as of such date using such methods as it deems appropriate, including independent appraisals, and taking into consideration any requirements set forth in the Code or the regulations thereunder), or (ii) if the

Common Stock is publicly traded on the date of grant of the option, the closing price per share of the Common Stock on the date of grant. The closing price shall be the average of the highest and lowest quoted selling prices on the New York Stock Exchange or, if the Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, as reported by the Nasdaq Stock Market's National Market. The exercise price is subject to the anti-dilution provisions described above.

  Option Term. The period of time during which an option may be exercised will be determined in each case by the Administrator, but in any event may not be more than ten years from the date of grant of such option; except in the case of incentive stock options issued to 10% stockholders, which options will have a term of five years.

  Method of Exercise; Payment; Withholding Tax. Options granted under the 1997 Plan are exercisable by delivering written notice of exercise to the Company and tendering payment in full for the shares to be purchased. Payment may be tendered in cash, by certified, bank cashier's or teller's check, by delivery of shares of Common Stock of the Company valued at fair market value as of the date of tender, or any combination of the foregoing.

  In the event that the Company determines that it is required to withhold state or federal income tax as a result of the exercise of an option, the optionee may be required as a condition to exercise to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of shares of Common Stock registered in the name of the optionee, or by the Company not issuing such number of shares subject to the option, having a fair market value at the time of exercise equal to the amount to be withheld, or (iii) any combination of (i) and (ii) above; provided, however, that certain restrictions on payment of withholding requirements may apply in the event that the optionee is an officer of the Company subject to Section 16(b) of the Exchange Act.

  Rights in the Event of Sale, Merger or Other Reorganization. The grant of an option pursuant to the 1997 Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. In any such event (other than a merger in which the Company is the surviving corporation and under the terms of which the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged), all rights of an optionee with respect to the unexercised portion of any option will terminate and all options will be cancelled, except to the extent that any agreement or undertaking of any party to any such merger, consolidation, or sale or transfer of assets, or any plan pursuant to which such liquidation or dissolution is effected, makes specific provision with respect to the 1997 Plan and the rights of optionees with respect to options granted thereunder. Notwithstanding the foregoing, the holder of any such outstanding and unexercised option will have the right immediately prior to the effective date of such merger, consolidation, sale or transfer of assets, liquidation or dissolution to exercise such option in whole or in part without regard to any installment provision that may have been made part of the terms and conditions of such option or right, provided that any conditions precedent to such exercise set forth in the written option agreement executed by the optionee and the Company, other than the passage of time, have occurred. In no event, however, may any option which becomes exercisable in this manner in connection with a merger, consolidation, sale or transfer of assets, liquidation or dissolution be exercised, in whole or in part, later than the date preceding the tenth anniversary of the date of grant.

  Rights in the Event of Termination of Employment or Service. In the event of the termination of employment of an optionee by reason of total and permanent disability or death, any options exercisable on the date of disability or death will be exercisable by the optionee, or in the case of death, by the person or persons acquiring the right, by will or by the laws of descent and distribution, to exercise the optionee's options, for a period not to exceed the lesser of the remaining option term or one year after the date of such disability or death. At the end of such period, any options of such optionee remaining unexercised will expire. "Total and permanent disability" means the inability of an employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

  In the event of the termination of an optionee's employment or a non-employee Director's service, other than by reason of total and permanent disability or death or termination for cause, any options exercisable on the date of such termination will be exercisable by the optionee for a period not to exceed the lesser of the remaining option term or three months after the date of such termination. At the end of such period, any options of such optionee remaining unexercised will expire.

  If an optionee's employment or service is terminated for "cause", the Company may notify the optionee that any options not exercised prior to the termination are cancelled. A termination of employment for cause includes, but is not limited to, dismissal as a result of the conviction of the optionee of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved, gross negligence, gross incompetence or willful misconduct of the optionee in the performance of his or her duties or willful failure or refusal of the optionee to perform his or her duties.

  No Right of Continued Employment. Neither the 1997 Plan nor any option granted thereunder confers upon any person the right to continued employment by the Company.

TERMINATION, AMENDMENT AND MODIFICATION OF THE 1997 PLAN

  The Board may amend or modify the 1997 Plan at any time. However, the stockholders of the Company must approve certain amendments to the 1997 Plan, including any amendment which would increase the benefits accruing to participants under the 1997 Plan or the number of shares issuable thereunder, modify the eligibility requirements of the 1997 Plan or change the exercise price with respect to any outstanding option (other than to conform with any applicable provisions of the Code) or amend the foregoing provisions to defeat their purpose. No termination, amendment or modification of the 1997 Plan may affect any option previously granted thereunder without the consent of the optionee or his heirs, executors or administrators.

  Unless earlier terminated by the Board in accordance with the foregoing provisions, the 1997 Plan will terminate in October, 2002.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is intended only as a brief and general description of the federal income tax consequences of participation in the 1997 Plan and does not describe all of the tax consequences that may be relevant to an optionee in light of such optionee's particular tax circumstances. The discussion is based on the provisions of the Code, and regulations, administrative rulings and judicial decisions now in effect (or, in the case of certain Treasury regulations, proposed), all of which are subject to change at any time (possibly with retroactive effect) or different interpretations. The discussion does not address tax consequences under the laws of any state or local jurisdiction and the tax treatment of each optionee will depend in part upon such optionee's particular tax situation. Accordingly, all optionees are urged to consult their own tax advisors as to the specific tax consequences to them of participating in the 1997 Plan under federal, state, local and other applicable laws.

  An optionee will not recognize any income upon the grant, and in general the exercise, of an incentive stock option. However, the difference between the option price and the fair market value of the shares acquired at the time of exercise of an incentive stock option will be an item of tax adjustment to an optionee for purposes of computing the federal alternative minimum tax.

  In general, any gain or loss recognized by an optionee upon the sale or other disposition of the shares acquired upon the exercise of an incentive stock option will be treated as capital gain or loss, and will be treated as long-term gain or loss if the shares have been held for more than one year subject to a maximum rate of 28%. Shares held for more than 18 months will be subject to tax at a maximum rate of 20%. However, if an optionee sells or otherwise disposes of the shares acquired upon the exercise of an incentive stock option within one year after the option was exercised or within two years after the date of grant of the option (each, a "disqualifying disposition"), any gain recognized will be taxed as ordinary income to the extent the fair market value of the shares at the time of exercise or the sale price, whichever is less, exceeds the option price. Any remaining gain will be treated as capital gain. Any loss recognized upon a disqualifying disposition will be treated as a capital loss. In addition, special rules may apply in specific circumstances, such as the use of already-owned stock to exercise an incentive stock option.

  The Company will be entitled to a deduction for federal income tax purposes only to the extent that an optionee recognizes ordinary income upon a disqualifying disposition of shares.

  Under the 1997 Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal and state withholding tax requirements with respect to any options exercised under the 1997 Plan.

      RATIFICATION AND APPROVAL OF THE ISSUANCE OF CERTAIN STOCK OPTIONS
                 TO THE NON-EMPLOYEE DIRECTORS OF THE COMPANY
                                 (PROPOSAL 3)

GENERAL

  Subject to approval by the Company's stockholders, the Board granted options to purchase 10,000 shares of Common Stock to each of the non-employee Directors of the Company (the "Non-Employee Director Grant") in September 1997. Ratification and approval of the Non-Employee Director Grant will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote thereat.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE ADOPTION OF THE NON-EMPLOYEE DIRECTOR GRANT.

  The essential features of the Non-Employee Director Grant as described in the related stock option agreements are summarized below. The summary does not purport to be a complete description of the Non-Employee Director Grant. Any stockholder of the Company may obtain a copy of the form of stock option agreement which sets forth the terms of the Non-Employee Director Grant upon written request to the Secretary of the Company.

  General. In order to advance the interests of the Company and its stockholders by enhancing the ability of the Company to attract and retain well-qualified persons to serve as Directors of the Company, the Board adopted the Non-Employee Director Grant to provide such individuals with an incentive to acquire or increase their proprietary interest in the Company by issuing them options to purchase Common Stock.

  The Company has entered into stock option agreements with each of Messrs. Arcara, Holt, Miggins and Spivak. Each such agreement provides for the issuance by the Company of options to purchase up to an aggregate of 10,000 shares of Common Stock of the Company at a purchase price of $30.25 per share. Such options become exercisable in equal one-third installments on each of the first, second and third anniversaries of the date of grant.

  The Non-Employee Director Grant may be administered by the Board of Directors or by a committee of at least two Directors appointed by the Board in a manner consistent with the Bylaws of the Company (the Board or such committee administering the Non-Employee Director Grant referred to herein as the "Administrator").

  Options granted to an optionee may be exercised in any order, so that an optionee may exercise an option if another option granted to him at an earlier time remains outstanding. No option may be assigned or transferred by an optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, any option granted to him may be exercised only by such optionee. An optionee or transferee of an option has no rights as a stockholder with respect to any shares of Common Stock subject to the option prior to the purchase of the shares by exercise of the Option.

  Option Term. The period of time during which an option may be exercised will be determined in each case by the Administrator, but in any event may not be more than ten years from the date of grant of such option.

  Method of Exercise; Payment; Withholding Tax. Options are exercisable by delivering written notice of exercise to the Company and tendering payment in full for the shares to be purchased. Payment may be tendered in cash, by certified, bank cashier's or teller's check, by delivery of shares of Common Stock of the Company valued at fair market value as of the date of tender, or any combination of the foregoing.

  In the event that the Company determines that it is required to withhold state or federal income tax as a result of the exercise of an option, the optionee may be required as a condition to exercise to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of shares of Common Stock registered in the name of the optionee, or by the Company not issuing such number of shares subject to the option, having a fair market value at the time of exercise equal to the amount to be withheld, or (iii) any combination of (i) and (ii) above; provided, however, that certain restrictions on payment of withholding requirements may apply in the event that the optionee is an officer of the Company subject to Section 16(b) of the Exchange Act.

  Rights in the Event of Sale, Merger or Other Reorganization. The grant of an option pursuant to the Non-Employee Director Grant will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. In any such event (other than a merger in which the Company is the surviving corporation and under the terms of which the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged), all rights of an optionee with respect to the unexercised portion of any option will terminate and all options will be cancelled, except to the extent that any agreement or undertaking of any party to any such merger, consolidation, or sale or transfer of assets, or any plan pursuant to which such liquidation or dissolution is effected, makes specific provision with respect to the Non-Employee Director Grant and the rights of optionees with respect to options granted thereunder. Notwithstanding the foregoing, the holder of any such outstanding and unexercised option will have the right immediately prior to the effective date of such merger, consolidation, sale or transfer of assets, liquidation or dissolution to exercise such option in whole or in part without regard to any installment provision that may have been made part of the terms and conditions of such option or right, provided that any conditions precedent to such exercise set forth in the written option agreement executed by the optionee and the Company, other than the passage of time, have occurred. In no event, however, may any option which becomes exercisable in this manner in connection with a merger, consolidation, sale or transfer of assets, liquidation or dissolution be exercised, in whole or in part, later than the date preceding the tenth anniversary of the date of grant.

  Rights in the Event of Termination of Service. In the event of the termination of service of an optionee by reason of total and permanent disability or death, any options exercisable on the date of disability or death will be exercisable by the optionee, or in the case of death, by the person or persons acquiring the right, by will or by the laws of descent and distribution, to exercise the optionee's options, for a period not to exceed the lesser of the remaining option term or one year after the date of such disability or death. At the end of such period, any options of such optionee remaining unexercised will expire. "Total and permanent disability" means the inability of an optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

  In the event of the termination of an optionee's service, other than by reason of total and permanent disability or death or termination for cause, any options exercisable on the date of such termination will be exercisable by the optionee for a period not to exceed the lesser of the remaining option term or three months after the date of such termination. At the end of such period, any options of such optionee remaining unexercised will expire.

  If an optionee's service is terminated for "cause", the Company may notify the optionee that any options not exercised prior to the termination are cancelled. A termination of service for cause includes, but is not limited to, dismissal as a result of the conviction of the optionee of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved, gross negligence, gross incompetence or willful misconduct of the optionee in the performance of his or her duties or willful failure or refusal of the optionee to perform his or her duties.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is intended only as a brief and general description of the federal income tax consequences of participation in the Non-Employee Director Grant and does not describe all of the tax consequences that may be relevant to an optionee in light of his particular tax circumstances. The discussion is based on the provisions of the Code, and regulations, administrative rulings and judicial decisions now in effect (or, in the case of certain Treasury regulations, proposed), all of which are subject to change at any time (possibly with retroactive effect) or different interpretations. The discussion does not address tax consequences under the laws of any state or local jurisdiction and the tax treatment of each optionee will depend in part upon such optionee's particular tax situation. Accordingly, all optionees are urged to consult their own tax advisors as to the specific tax consequences to them of participation in the Non-Employee Director Grant under federal, state, local and other applicable laws.

  An optionee will not recognize any income upon the grant of an option under the Non-Employee Director Grant. The optionee will recognize ordinary income in the amount of the fair market value of the shares of Common Stock underlying the options on the date the options are exercised. The Company is entitled to a tax deduction for federal income tax purposes at the time, and in the amount, of the ordinary income recognized by the optionee. Under the Non-Employee Director Grant, the Company has the power to withhold, or require an optionee to remit to the Company, any amount sufficient to satisfy federal and state withholding tax requirements with respect to any options that vest under the Non-Employee Director Grant.

                         RATIFICATION AND APPROVAL OF
                 THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                                 (PROPOSAL 4)

  The Board of Directors has selected KPMG Peat Marwick LLP to audit the financial statements of the Company for the year ended December 31, 1998. KPMG Peat Marwick LLP has audited the financial statements of the Company and its predecessors, since 1995.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1998.

  It is expected that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his or her firm, if such representative so desires.

                         TRANSACTION OF OTHER BUSINESS

  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                         FUTURE STOCKHOLDER PROPOSALS

  The Company must receive at its principal office before December 26, 1998, any proposal which a stockholder wishes to submit to the 1999 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

                               ----------------

  Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997. REQUESTS SHOULD BE MAILED TO THE VICE PRESIDENT OF CORPORATE COMMUNICATIONS, METRO NETWORKS, INC., 2800 POST OAK BOULEVARD, SUITE 4000, HOUSTON, TEXAS 77056. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                          By Order of the Board of Directors

                                          [SIGNATURE APPEARS HERE]
                                          David I. Saperstein
                                          Chairman of the Board and Chief
                                           Executive Officer

April 27, 1998

                             METRO NETWORKS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 28, 1998

     David I. Saperstein, Shane E. Coppola and Gary L. Worobow and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of Common Stock and Preferred Stock of Metro Networks, Inc. held of record by the undersigned on April 14, 1998 at the Annual Meeting of Stockholders to be held on May 28, 1998, and at any adjournments thereof, as if the undersigned were present and voting at the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

     Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

1. ELECTION OF NOMINEES AS CLASS 2 DIRECTORY OF THE COMPANY

   FOR all nominees  [_]       WITHHOLD authority to vote for all nominees  [_]

        To withhold authority for either nominee, write his name in the space provided

        __________________________________________


2. RATIFICATION AND APPROVAL OF 1997 STOCK OPTION PLAN

   FOR  [_]            AGAINST  [_]            ABSTAIN  [_]


3. RATIFICATION AND APPROVAL OF THE ISSUANCE OF CERTAIN STOCK OPTIONS TO THE NON-EMPLOYEE DIRECTORS OF THE COMPANY

   FOR  [_]            AGAINST  [_]            ABSTAIN  [_]


4. RATIFICATION AND APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

   FOR  [_]            AGAINST  [_]            ABSTAIN  [_]


5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING


NOTE: Signatures should agree with the names stencilled hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

Dated: _______________________________________, 1998

__________________________________________
__________________________________________